UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
AMENDMENT NO. 1
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 15, 2007
(Date of earliest event reported)
eResearchTechnology, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South 17th Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)
215-972-0420
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This Amendment No. 1 to the Company’s Current Report on Form 8-K (the “Original Filing”) that was originally filed with the Securities and Exchange Commission on February 22, 2007 (the “Original Filing Date”) is being filed to amend Item 5.02 thereof to correct certain references to “net income” that should have been references to “income before income taxes.” All items included in the Original Filing that are not amended by this Form 8-K/A remain in effect as of the Original Filing Date.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Executive Compensation
At its meeting on February 15, 2007, the Compensation Committee (the “Committee”) of the Company’s Board of Directors took the following actions with respect to the 2007 compensation of the Company’s Named Executive Officers:

	2007	2007 Bonus	2007 Car
Executive Officer	Salary	Opportunity	Allowance
Dr. Michael McKelvey, President and Chief Executive Officer	$370,000	$185,000	$12,000
Richard A. Baron, Executive Vice President and Chief Financial Officer	$275,000	$137,500	$9,240
Jeffrey Litwin, Executive Vice President and Chief Medical Officer	$260,000	$130.000	$9,240

2007 Bonus Plan
The Committee also approved the 2007 Bonus Plan (the “2007 Plan”) on February 15, 2007. The 2007 Plan is effective beginning on January 1, 2007 and will remain effective for fiscal year 2007. The purpose of the 2007 Plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help the Company attract and retain employees by providing attractive compensation opportunities linked to performance results. All Company employees are eligible to participate in the 2007 Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the 2007 Plan.

Bonuses payable under the 2007 Plan are determined by the Committee. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, income before income taxes and the revenue projected to be generated by new contracts into which the Company enters with all but certain specified customers during the applicable bonus period, regardless of when the revenue is actually recognized by the Company (the “Contract Revenues”).
For Dr. McKelvey and Mr. Baron, 20% of the bonus will be based on the extent to which the Company achieves specified revenue targets, 60% will be based on the extent to which the Company achieves specified income before income taxes targets and the remaining 20% will be based upon individual objectives. For Dr. Litwin, 20% of the bonus will be based on the extent to which the Company achieves specified revenue targets, 35% will be based on the extent to which the Company achieves specified income before income taxes targets, 25% will be based on the extent to which the Company achieves specified Contract Revenues targets and the remaining 20% will be based on individual objectives.
The officers of the Company will be eligible to receive 50% to 150% of the 2007 bonus opportunity noted in the table above that is allocable to each target category, based on the extent to which the Company achieves the various specified targets.
Bonuses are payable based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within sixty (60) days after the end of the calendar year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.
Notwithstanding the foregoing, the Committee retains the discretion under the 2007 Plan to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, income before income taxes and Contract Revenues targets, are achieved.
Departure of Officer
In connection with recent changes to the Company’s Cardiac Safety, Project Management and Logistics operations and structure, the Company terminated the employment of Vincent Renz, the Company’s Executive Vice President, Client Services and Chief Technology Officer. Mr. Renz’ responsibilities are being assumed by Amy Furlong, the Company’s Executive Vice President, Cardiac Safety Operations. Mr. Renz’ termination was effective on February 20, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)
Date: May 23, 2007	By:	/s/ Richard A. Baron
Richard A. Baron
Executive Vice President and Chief Financial Officer